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                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT ("AGREEMENT") dated as of November 15, 2002 by and among Ultra Clean Technology Systems and Service, Inc., a California corporation (together with its successors, the "COMPANY"), Ultra Clean Holdings, Inc., a Delaware corporation ("PARENT"), and Kevin L. Griffin ("EXECUTIVE"), to be effective as of the Effective Time (as defined in the Merger Agreement).

      WHEREAS, Executive is currently employed by the Company and has entered into an Employment Agreement with the Company dated as of May 26, 2002 (the "EXISTING EMPLOYMENT AGREEMENT"), and a Change of Control Agreement with the Company dated as of June 1, 2002 (the "CHANGE OF CONTROL AGREEMENT");

      WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 30, 2002 (the "MERGER AGREEMENT"), among the Company, Mitsubishi Corporation ("MITSUBISHI"), Mitsubishi International Corporation, Parent, and Clean Merger Company, the Company will become a subsidiary of Parent;

      WHEREAS, the Company and Parent consider it in their best interests to foster the continued employment of Executive with the Company or one of its affiliates from and after the Effective Time;

      WHEREAS, Executive is willing to continue his employment on and after the Effective Time on the terms hereinafter set forth in this Agreement;

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                           Position; Term Of Agreement

      Section 1.01. Position. (a) As of and following the Effective Time, Executive shall serve as Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company. Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Company.

      (b) During the Employment Term (as defined below), Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition
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of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company.

      Section 1.02. Term. Executive shall be employed by the Company for a period (the "EMPLOYMENT TERM") commencing on the Effective Time and, subject to earlier termination or extension as provided herein, ending on the second anniversary of the Effective Time.

                                    ARTICLE 2
                            Compensation And Benefits

      Section 2.01. Base Salary. Commencing on the Effective Time, the Company shall pay Executive an annual base salary (the "BASE SALARY") at the annual rate of $185,000, payable in accordance with the payroll and personnel practices of the Company from time to time. Executive's compensation package shall be subject to periodic review by the Company.

      Section 2.02. Bonus. (a) Executive will receive a signing bonus in an amount equal to $314,000, which shall be payable within 60 days after the Effective Time.

      (b) Executive shall be eligible to participate in an executive bonus plan in accordance with the terms and conditions of such plan.

      (c) Executive shall immediately give Parent notice when he becomes aware of the amount of any bonus or similar payments related to the Merger to be paid, or that have been paid, to Executive by Mitsubishi or any of its affiliates (the "MERGER PAYMENTS"). Upon such notice, Parent shall be entitled to receive 40% of the Merger Payments in the following manner, as available: first, a reduction in the payments due to Executive under clause (a) above; and second, a reduction in any bonus otherwise payable to Executive under the UCT Management Bonus Plan for the applicable plan year.

      Section 2.03. Employee Benefits. (a) During the Employment Term,
Executive shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to senior executives of the Company, and Executive shall be entitled to participate in a deferred compensation plan and/or 401(k) plan to the extent the Company maintains such plans.

      Section 2.04. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's policies as in effect from time to time.
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                                   ARTICLE 3
                          Certain Termination Benefits

      Section 3.01. Certain Events. (a) A "QUALIFYING EVENT" means the termination of Executive's employment by the Company without Cause (other than by reason of Executive's death or disability).

      (b) Executive shall give the Company 30 days prior written notice of Executive's intent to terminate Executive's employment with the Company for any reason. The Company shall give Executive written notice of the Company's termination of Executive's Employment with the Company.

      (c)   "CAUSE" means the occurrence of any one or more of the following:

            (i) the failure, refusal or willful neglect of Executive to perform the services required of Executive hereunder;

            (ii) the Company forming a good faith belief that Executive has engaged in fraudulent conduct in connection with the business of the Company or that Executive has committed a felony;

            (iii) Executive's breach of any of the covenants contained in
      Section 4.01 or of the Confidentiality Agreement; or

            (iv) the Company forming a good faith belief that Executive has committed an act of misconduct, violated the Company's anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company's reputation or goodwill.

      Section 3.02. Right To Certain Benefits. In the event of any termination of employment during the Employment Term, Executive shall be entitled to receive from the Company either the relevant Severance Benefits to the extent and as described in Section 3.03 or the relevant Separation Benefits to the extent and as described in Section 3.04, as the case may be, contingent upon Executive signing a release of claims in a form reasonably acceptable to the Company.

      Section 3.03. Benefits Upon A Qualifying Event. In the event of any termination of employment during the Employment Term upon a Qualifying Event, Executive shall be entitled to the following benefits (the "SEVERANCE BENEFITS"):

      (a) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to Executive's earned but unpaid Base Salary and other vested but unpaid cash entitlements for the period through and including the date of
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termination of Executive's employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, "ACCRUED COMPENSATION"). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of termination of Executive's employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, "ACCRUED BENEFITS").

      (b) The Company shall (i) continue to pay Executive's base salary for 12 months following the date of termination and (ii) pay Executive as soon as practicable a lump sum, in cash, equal to Executive's earned but unpaid bonus as of the date of termination; provided that if Executive obtains full-time employment prior to the first anniversary of the date of termination, any income earned by Executive during such 12 months shall be offset against the Company's payment obligations under this Agreement.

      (c) Continuation of medical and dental benefits for Executive and his dependents substantially similar to, and at the same cost to Executive of, those provided immediately prior to the date of termination until the earlier to occur of (i) the end of the 12-month period after the date of termination and (ii) such time as Executive is covered by comparable programs of a subsequent employer.

      (d) The portion of any options to purchase stock in the Company held by Executive under the Company's employee stock option plan which would have become vested and exercisable within the 12-month period following the date of termination shall become fully vested and exercisable on the date of such termination.

      (e) Except as set forth in this Section 3.03, Executive will be entitled to no other payments or benefits from the Company.

      Section 3.04. Separation Benefits. In the event of any termination of employment during the Employment Term other than upon a Qualifying Event, Executive (or his estate, as the case may be) shall be entitled to the benefits set forth below (the "SEPARATION BENEFITS"):

      (i)   The Accrued Compensation; and

      (ii)  The Accrued Benefits.

                                    ARTICLE 4
                          Covenants and Representations

      Section 4.01. Nondisparagement, Nonsoliciation And Nondisclosure. (a) In connection with the termination of Executive's employment hereunder,
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Executive shall cooperate with the Company and any subsidiary or affiliate of the Company to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

      (b) While employed by the Company and for 24 months after the termination of Executive's employment, Executive shall not, directly or indirectly:

            (i) induce or attempt to induce any employee of the Company (or any affiliate of the Company) to be employed or perform services elsewhere;

            (ii) solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company (or any subsidiary of the Company) or which the Company (or any subsidiary of the Company) is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment.

      (c) Except as required by law, neither party will at any time (whether during or after termination of Executive's employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its affiliates or the officers and directors of any of them.

      (d) Executive agrees to execute the Company's standard form of Confidentiality and Non-Disclosure Agreement, substantially in the form attached hereto as Exhibit A (the "CONFIDENTIALITY AGREEMENT"), and agrees to be bound by the terms of Exhibit A as of the Effective Time.

      Section 4.02. Material Inducement; Specific Performance. (a) If any provision of Section 4.01 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

      (b) Executive acknowledges that a material part of the inducement for the Company to provide the compensation provided herein is Executive's covenants set forth in Section 4.01 and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants during or following
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termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 4.01 and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

      Section 4.03. Employee Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive's ability to fully perform Executive's duties and responsibilities under this Agreement.

                                    ARTICLE 5
                           Successors And Assignments

      Section 5.01. Assignments. Except for an assignment in the event of a change in control or an assignment to an affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

      Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

                                    ARTICLE 6
                                  Miscellaneous

      Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

      (i)   if to the Company or Parent, to:

            Dipanjan Deb
            Francisco Partners
            2882 Sand Hill Road, Suite 280
            Menlo Park, CA  94025
            Fax:  650-233-2999

            with copies to:
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            Jean M. McLoughlin
            Davis Polk & Wardwell
            1600 El Camino Real
            Menlo Park, CA 94025
            Tel:  650-752-2000
            Fax:  650-752-2111

      (ii) if to Executive, to Executive's last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      Section 6.02. Dispute Resolution. (a) Except as provided in Section 4.02, each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

      (b) Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne by the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys' fees.

      Section 6.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

      Section 6.04. Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company
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(i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

      Section 6.05. Employment Status. Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Severance Benefits or Separation Benefits, if any. Executive shall also have the right to terminate Executive's employment with the Company at any time without liability, subject only to the provisions hereof and Executive's obligations hereunder.

      Section 6.06. Entire Agreement. This Agreement (together with the Confidentiality Agreement) represents the entire agreement between Executive and the Company and its affiliates with respect to the matters referred to herein, and supersedes all prior discussions, negotiations, and agreements concerning such matters, including but not limited to each of the Existing Employment Agreement and the Change of Control Agreement in its entirety; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable law in connection with any termination of Executive's employment.

      Section 6.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

      Section 6.08. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

      Section 6.09. Amendment. This Agreement may not be modified, altered or changed except upon the express written consent of both parties.

      Section 6.10. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

      Section 6.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

      Section 6.12. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
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      IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective as of the day and year first written above.


                                            ULTRA CLEAN TECHNOLOGY
                                            SYSTEMS AND SERVICE, INC.


                                            By:
                                               --------------------------
                                               Name:
                                               Title:


                                            ULTRA CLEAN HOLDINGS, INC.


                                            By:
                                               --------------------------
                                               Name:
                                               Title:


                                            EXECUTIVE:



                                            -----------------------------
                                            Kevin L. Griffin